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Jason Gingerich, VP, Investor Relations
800-282-6242 • 512-879-5101 • JasonGingerich@ProAssurance.com

ProAssurance Announces Mike Boguski’s Retirement as President of Specialty P&C
BIRMINGHAM, AL – (BUSINESSWIRE) – February 27, 2023 – ProAssurance Corporation (NYSE:PRA) today announced that Mike Boguski has decided to retire from his role as President of Specialty Property & Casualty on June 30, 2023. Mike will be available through the end of the year to consult and assist with the transition of his responsibilities.
Mr. Rand, said, “We are grateful for all that Mike has done over his 9 years with ProAssurance and his leadership at Eastern prior to that time. Since stepping into his role as President of Specialty P&C 4 years ago, Mike has brought those operations together under common leadership and overseen the integration of NORCAL into the ProAssurance organization. Mike’s leadership and enthusiasm will certainly be missed. Mike has developed a very strong team, and over the coming months we will be working on a transition of his responsibilities.”
Mr. Boguski commented on his retirement, saying, "I want to take this opportunity to thank all my colleagues at ProAssurance as well our agency and strategic business partners for your tremendous support over the past 37 years. It has been an amazing journey and I am extremely grateful for the valued relationships, experiences, and all that we accomplished together.
“I would like to express my sincere appreciation and thanks to our CEO, Ned Rand and the ProAssurance Board of Directors for the opportunity to lead and serve in the organization over the past 9 years. I am grateful for your confidence and support during my tenure.
“To our Senior executives at Specialty P&C and all of our team members, I would like to offer a heart-felt thank you for your hard work, dedication and commitment to excellence over the past 4 years. Together, we navigated challenges, built a strong foundation for the future, and successfully executed on the largest transaction in the history of ProAssurance with the acquisition and integration of NORCAL.
“I would also like to express my appreciation to my friends and colleagues at Eastern. From our humble beginnings in 1997, together we built a best in class Workers’ Compensation and Segregated Portfolio Cell Insurance business. It was an incredible journey and entrepreneurial experience. I am proud of all that we have accomplished together at ProAssurance and Eastern and extremely grateful for your incredible support and valued friendships.

About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. ProAssurance Group is rated “A” (Excellent) by AM Best; NORCAL Group is rated “A-” (Excellent) by AM Best. ProAssurance and its operating subsidiaries carry a Financial Strength Rating of “A-” (Strong) from Fitch Ratings.
For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
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